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                                                                    EXHIBIT 10.1

[LETTERHEAD OF NATIONSCREDIT APPEARS HERE]

                                                May 20, 1998

Mr. Dwain Newman
Chairman
National Home Centers, Inc.
Highway 265 North
Springdale, Arkansas 72765

Phone No.:     (501) 756-1700

Dear Mr. Newman:

We are pleased to confirm our willingness to extend secured financing to National Home Centers, Inc., along the parameters outlined below:

1.   Purpose:                           To repay existing bank debt and for
                                        general working capital.

2.   Borrower(s):                       National Home Centers, Inc.

3.   Maximum Facility Amount:           $20,000,000 with all advances subject to
                                        advance rates on revolving loans and
                                        term loans.

4.   Loan Sublimit(s):                  Within the Maximum Facility Amount the
                                        following loan sublimits shall apply:

                                        A.   Inventory:          $10,000,000
                                        B.   Accounts:           $10,000,000
                                        C.   Letters of Credit:  $ 1,000,000

5. Guaranties: The loans shall be guarantied by Mr. Dwain Newman. The guaranty is limited to $1,000,000. The guarantor to execute an agreement providing he will assist NationsCredit in the disposition of NationsCredit's collateral, in the event of a liquidation. Should the average net loan balance fall below $11,000,000, NationsCredit will release (except for a Chapter 11 condition as described below) the limited guaranty (but not the liquidation assistance agreement) of Mr. Dwain Newman, provided that there are no events of default under the Loan and Security Agreement or a cumulative $3,000,000 pretax loss from the date of funding. If the Borrower becomes a debtor in a Chapter 11 bankruptcy proceeding without a financing order with us under terms and conditions similar to those contained herein, Mr. Newman shall guaranty the loan in the amount of $1,000,000.

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National Home Centers
May 20, 1998
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6.   Revolving Loans Based Upon the Following Advance Rates:

     A. Accounts Advance Rate - 85% of Borrower's acceptable and eligible accounts receivable and provided that the dilution percentage does not exceed 6%. In the event dilution exceeds 6%, NationsCredit may, at its option, (i) reduce the advance rate or (ii) implement a reserve, each in the amount of such excess percentage.

     B. Inventory Advance Rate(s) - 65% against Borrower's acceptable and eligible raw materials and finished goods inventory, valued at the lower of cost or market. In the event Borrower generates a pretax loss greater than $3,000,000 from the period beginning at closing through the end of the initial contract term, the inventory advance rate will be decreased to 60%.

7. Credit Accommodations (including letters of credit and banker's acceptances): As part of the Maximum Facility Amount, Lender shall, subject to the availability criteria set forth above, provide letters of credit, bankers acceptances and other credit accommodations for the account of Borrower either by issuing them, or by causing other financial institutions to issue them supported by Lender's guaranty or indemnification. When providing Letters of Credit ("LC's") for the purchase of eligible inventory, we shall require a margin of 35% of the cost of the inventory, plus duty and freight, which margin shall be implemented by reserving against availability under the Maximum Facility Amount. Standby LC's for purposes approved by us will require a 100% margin implemented in the same manner. All applicable bank and opening charges shall be in addition to our fee and charged to your loan account.

8.   Interest Rate:

     The revolving loans and term loans shall bear interest at 1/2% per annum plus the Prime Rate. For this purpose, the Prime Rate is defined as the "prime rate" as quoted in The Wall Street Journal as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks:
     The Prime Rate is not necessarily the lowest rate charged by major banks. Collections shall be credited 1 business day after Lender has received advice of such collections at its account designated in the Loan Agreement.

9. Fees: NationsCredit shall receive the following fees, in addition to interest, for making the credit facility available to the Borrower(s):

     A. A Closing Fee of 3/4% of the Maximum Facility Amount. $40,000 of the Closing Fee shall be fully earned and payable upon issuance of this letter as a commitment letter fee. In the event you are unable to close by July 15, 1998 due to your inability to meet the conditions of this letter, you will pay us an additional $30,000. In the event you elect not to close you will owe us an additional $60,000 above the previous mentioned $40,000.

     B. An Unused Line Fee of 1/4% per annum of the excess of the Maximum Facility Amount over the average monthly balance of loans outstanding, payable monthly.

     C. An Early Termination Fee if the credit facility is terminated prior to the end of the term, of 3% of the Maximum Facility Amount during the first year of the term, 2% of the


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National Home Centers
May 20, 1998
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          Maximum Facility Amount during the second year of the term, 1% of the
          Maximum Facility Amount during the third year of the term, and 0% of the Maximum Facility Amount thereafter. If another lending unit of NationsBank repay NationsCredit before the end of the contract, there shall be no Early Termination Fee. If the company is sold after the first year anniversary, the early termination fee shall not exceed $50,000. If the company is sold during the first year of this agreement, the early termination fee shall be only $150,000.

     D. Letter of Credit fee of .50% per annum of the face amount of any outstanding Letters of Credit, payable monthly on the first day of each month, plus all other fees and costs charged by the issuer thereof.

10.  Collateral:  All obligations under this facility will be secured by:

     A. A first and only security interest in all of Borrower's tangible and intangible personal property, including, without limitation all now owned or hereafter acquired accounts, chattel paper, instruments, documents, inventory, and other goods, investment property and general intangibles (including trademarks, tradenames, patents, copyrights, goodwill and customer lists), all proceeds and products of all of the foregoing, and all books and records relating to all of the foregoing.

     B. A first priority perfected mortgage and/or trust deed on Borrower's real property located in Branson, Missouri. If sold, the proceeds can be used by the Borrower unless the Borrower is in default or has a cumulative $3,000,000 pretax loss from the date of funding.

11.  Term:  4 years.

12. Other Terms and Conditions: The credit facility will be subject to the following additional terms and conditions:

     A. Execution and delivery to NationsCredit of legal documentation prepared by our counsel, including but not limited to a loan and security agreement having representations, warranties, and defaults acceptable to NationsCredit (the "Loan Agreement") and such financing statements, mortgages, trust deeds, guaranties, landlord waivers, mortgaged waivers, warehouse agreements, intercreditor and subordination agreements, if any, third party consents, evidence of adequate insurance properly endorsed, title insurance, opinions of counsel and other documentation satisfactory in form and substance to NationsCredit and its counsel. Borrower agrees that this agreement and other agreements with NationsCredit shall be governed by New York law. If requested, Borrower shall open an operating account in New York and comply with any other requests of NationsCredit or its counsel concerning application of New York law.

     B. No material adverse change in Borrower's or any Guarantor's business, operations or prospects, financial or otherwise, or in the condition of the collateral, shall have occurred from the date of the most recent financial statements submitted to NationsCredit or the field examinations to be conducted by NationsCredit to the closing date.


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National Home Centers
May 20, 1998
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     C.   Blocked bank account for all collections or proceeds of collateral.

     D. Borrower shall have unused loan availability of not less than $4,000,000 at closing, after the application of the loan proceeds as proposed, and provided that Borrower, at closing, has no accounts payable more than 90 days past due and no past due taxes.

     E. Delivery of monthly financial statements certified by an officer of Borrower and annual financial statements prepared in accordance with generally acceptable accounting principles and certified by Borrower's independent certified public accountants, acceptable to NationsCredit.

     F. Prior to closing, Borrower to have received minimum net proceeds of at least $4,705,000 from the sale of the following real estate (Fayetteville Home Center or the West Rogers facility and Cabinet Craft leasehold improvements, Fort Smith).

     G. NationsCredit's receipt of and satisfaction with the credit reference to be obtained from BankAmerica Business Credit prior to closing.

     H. NationsCredit's receipt of and satisfaction with management background checks to be performed on Dwain A. Newman, Roger Holman, Brent A. Hanby, Robert H. Storment, Danny Funderburg, Larry C. Chumley and C. Belle Reed prior to closing.

     I. Subordination or intercreditor agreements containing terms and conditions acceptable to NationsCredit to be obtained from Transamerica and GE prior to lending against Borrower's floor plan inventory.

13. Due Diligence: You will provide us and our field examiners with all financial information projections, budgets, business plans, cash flow(s) and availability projections and other information that we shall request. In order to be acceptable to NationsCredit, such information must show the viability of the Borrower and that the loan facility will be sufficient for the Borrower's needs. You will make available to our field examiners, credit analysis and counsel all books and records and other information requested by them during the course of their due diligence investigation of Borrower.

14. Expenses: You will reimburse us for all costs and expenses paid or incurred by us in connection with your account (before and after closing) including but not limited to legal and closing expenses (including fees and disbursements of our in-house and outside counsel), filing and search fees, title insurance, appraisals, fees for any environmental surveys, field examination expenses and prevailing per diem field examination and credit analyst charges. We currently charge $650.00 per person per day for our field examiners and credit analysts in the field and in the office, plus travel, hotel and all other out-of-pocket expenses. Your reimbursement obligation under this paragraph shall apply whether or not the proposed financing is closed. Our legal expense shall be capped at $25,000 assuming no protracted negotiations with you or with third parties.

15. Deposits: We have incurred, and we are continuing to incur, various expenses in connection with this transaction, and you agree to reimburse us for all of such expenses. You have already deposited $25,000 with us concurrently with our delivery to you of our letter of interest dated





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National Home Centers
May 20, 1998
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     April 12, 1998, and we now request that you deposit an additional $25,000 with us. In addition, you agree to make additional deposits with us to the extent we believe them to be necessary to cover existing and anticipated expenses. If you fail to comply with the provisions contained in this letter, or if you elect not to proceed with the financing transaction described in this letter, (i) we will refund to you the unused balance, if any, of such expense deposits or (ii) you shall reimburse us for the amount, if any, by which such expenses exceed such deposits.

If you are in agreement with the terms of this letter, please sign this letter in the space provided below. Except as provided above in connection with expense deposits and as provided below, this letter shall be of no force or effect unless you return to us, on or before June 12, 1998, a copy of this letter signed by you, together with (i) the additional expense deposit in the amount of $25,000 referred to above and (ii) the partial payment of the commitment fee of $40,000 as mentioned in 9(a). In addition, this letter shall be of no further force or effect if the financing transaction described herein does not close on or before July 15, 1998. In any event, we shall be entitled to retain the commitment fee (which is non-refundable) and you shall be liable for all expenses which we have or will incur in connection with this transaction.

Any deposit retained by us shall be in consideration of our issuance this letter, to reimburse us for our expenses, to compensate us for our time and effort (including executive and clerical time) and for our lost opportunity cost.

This letter supersedes and replaces all letters addressed to you.

This letter is solely for your benefit and is not to be relied upon by any third parties.

Once again, thank you for your interest in obtaining financing from NationsCredit. We welcome the opportunity to work with you and your colleagues on this transaction.



                                        Very truly yours,


                                        NATIONSCREDIT COMMERCIAL CORPORATION
                                        COMMERCIAL FUNDING DIVISION

                                        By: /s/ ROBERT GRANA
                                           ---------------------------------
                                           Its:    VP
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Agreed to this 11th day of
               ----
    June    , 1998
------------    ---

NATIONAL HOME CENTERS, INC.

By:   Dwain A. Newman
   -----------------------------
   Its:  Chairman & C.E.O.
         -----------------------



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